            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                   (Unaudited)


                                               As of and for the          As of and for the
                                               Three Months Ended         Nine Months Ended
                                                   September 30,            September 30,
                                              ---------------------     ---------------------
                                                1997         1996         1997         1996
                                              --------     --------     --------     --------
Weighted Average Shares Outstanding              6,112        6,027        6,089        5,906

Weighted Average Stock Options Outstanding       1,741        1,801        1,759        1,882

Assumed Shares Repurchased                        (333)        (736)        (401)        (697)
                                              --------     --------     --------     --------

Weighted Average Shares and Share
 Equivalents Outstanding                         7,520        7,092        7,447        7,091
                                              ========     ========     ========     ========



Net Income                                    $  4,468     $  3,462     $ 12,082     $  9,234
                                              ========     ========     ========     ========

Net Income per Share                          $   0.59     $   0.49     $   1.62     $   1.30
                                              ========     ========     ========     ========